EXHIBIT 10.1*

*CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

L i c e n s e A g r e e m e n t

between

HUGO BOSS Trade Mark Management GmbH & Co. KG Dieselstrasse 12

72555 Metzingen Germany

with its branch

HUGO BOSS Trade Mark Management GmbH & Co KG, D-Metzingen, Niederlassung CH-Zug

Baarerstr. 135

6300 Zug

Switzerland

– hereinafter referred to as "HUGO BOSS" –

and

MGI Luxury Group S.A. Bahnhofplatz 2B

2502 Bienne Switzerland

– hereinafter referred to as "Licensee" –

- each separately referred to as “Party” or jointly as “Parties” -

Preface

a) HUGO BOSS is entitled to grant licences for the trademarks "BOSS", "HUGO BOSS", “BOSS HUGO BOSS”, “HUGO”, and “HUGO HUGO BOSS” which are registered or under application for registration for various products in numerous countries around the world.

The HUGO BOSS Group (as hereinafter defined) enjoys an excellent reputation world- wide as an established fashion house, which is based upon the high quality of HUGO BOSS’ products and the special HUGO BOSS image.

b) Licensee is aware that HUGO BOSS grants production and distribution licenses to third parties for the above trademarks.

c) The Parties previously entered into a license agreement dated as of December 15, 2004 (“Original License Agreement”) under which HUGO BOSS granted Licensee the right to use the Trademarks, Traditional Trademarks and BOSS ORANGE trademarks (all as hereinafter defined) in connection with Watches. The Original License Agreement was amended and restated by the License Agreement dated as of March 3, 2012 (“Second License Agreement”). The Parties now wish to amend and restate the Second License Agreement while incorporating the terms set out in the Term Sheet dated as of October 11, 2017 and last amended on December 23, 2021 (“Term Sheet”).

d) Now therefore, the Original License Agreement, the Second License Agreement and the Term Sheet are terminated and replaced by the present agreement and its annexes attached hereto (“Agreement”):

1 Definitions

1.1 “Above-the-Line Activations” shall mean the activities set forth in Clause 11.3.

1.2 “Action Plan” shall mean the annual operating plan, which shall set forth in detail Licensee’s plans for conducting the Licensed Products business for each brand and each Product Category for at least the next three years, with particular emphasis on the marketing, promotion and sales of the Licensed Products and the meetings to be held during the respective year. The content of such Action Plan is set out in Annex 4.

1.3 “Additional Marketing Investment” shall have the meaning as set forth in Clause 12.12.

1.4 “Advertising Fee” shall be the fee as set forth in Clause 5.3.

1.5 “Affiliates” shall mean all entities controlling, controlled by, or under common control with such party and/or consolidated by the respective Party, provided that control shall be presumed not to exist if the percentage ownership in the voting interests of the entity at issue does not exceed 50% + one share.

1.6 “Annual Return Right” shall have the meaning as set forth in Clause 10.3.

1.7 "Below-the-Line Activations” shall mean the activities set forth in Clause 12.2.

1.8 “Business Plan” shall mean the Licensee’s Business Plan attached to this Agreement in Annex 5 as amended or updated by mutual written agreement between the Parties, during the Term of this Agreement.

1.9 “BOSS Trademarks” shall mean the BOSS logo, word and image marks as set forth in Annex 1 to this Agreement as well as BOSS trademarks under application or registration in the future in Nice classes 14 and 35 and excluding any Traditional Trademarks.

1.10 “Distributor” shall mean a person or business who is either (i) a party to a selective distribution agreement with the Licensee that specifies the Selective Criteria and authorizes or appoints it to sell or distribute Licensed Products, usually within a given territory, but who acts in his own name, on his own account and risk and does not act as Agent for the Licensee or (ii) a retailer who purchases Licensed Products directly from another Distributor and is obliged to adhere to the Selective Criteria.

1.11 “Force Majeure Event” shall have the meaning as set forth in Clause 21.11.

1.12 “Full-Price to Outlet Transfers” shall have the meaning as set forth in Clause 10.7.

1.13 “Gross Sales” shall mean the sales of the Licensed Products as produced, sold and invoiced by Licensee or by any Affiliate of Licensee at wholesale basis in arms-length transactions to independent retailers or distributors, Licensee Retail Stores and HUGO BOSS Retail Stores.

1.14 “Guaranteed Minimum Annual Fee” shall be the total of the Guaranteed minimum License Fee and the Guaranteed Minimum Advertising Fee for the respective year and as set out in the Business Plan.

1.15 “Guaranteed Minimum Advertising Fee” shall be the fee set forth in Clause 5.3.

1.16 “Guaranteed Minimum License Fee” shall be the fee set forth in Clause 5.2.

1.17 “HB Category Content” shall have the meaning as set forth in Clause 11.5

1.18 “HUGO BOSS Designs” shall mean any legally-protectible intellectual property rights (including without limitation any and all copyright, trademark, trade dress, and design rights) in any design for Licensed Products that HUGO BOSS approves hereunder which is not in the public domain and which was not previously or substantially simultaneously used by Licensee on products other than the Licensed Products, including usage of special materials, creation of special colour effects and shapes, to the extent the respective Licensed Products are actually offered for sale in any jurisdiction.

1.19 “HUGO BOSS Group” shall mean HUGO BOSS, the ultimate parent company HUGO BOSS AG, Dieselstrasse 12, 72555 Metzingen, Germany and companies that are Affiliates thereof.

1.20 “HUGO BOSS Retail Stores” shall mean directly operated stores by HUGO BOSS or HUGO BOSS Group, including HUGO BOSS Group own retail stores, shops, outlets, marketplaces, and e-commerce channels.

1.21 “HUGO Trademarks” shall mean the HUGO logo, word and image marks as set forth in Annex 1 to this Agreement as well as HUGO trademarks under application or registration in the future in Nice classes 14 and 35 and excluding any Traditional Trademarks.

1.22 “Jewelry” shall mean fashion jewelry for men and women, but excluding cufflinks.

1.23 “Key Markets” shall mean:

▪ [***]

1.24 “Licensee Retail Stores” shall mean directly operated stores by Licensee or Licensee’s Affiliates, including own retail stores, shops, outlets, marketplaces and e-commerce channels.

1.25 “Licensed Products” shall mean Watches and Jewelry.

1.26 “License Fee” shall mean the fee set forth in Clause 5.2.

1.27 “License Territory” shall mean all countries of the world.

1.28 “Marketing Spending” shall have the meaning as defined in Clause 12.7.

1.29 “Mass Distribution” shall mean broad distribution channels other than department stores, speciality stores and premium catalogues and online marketplaces of the sort which have traditionally distributed Licensed Products, and Mass Distribution shall include, among others, [***].

1.30 “Net Sales” shall mean Gross Sales of Licensed Products, sold by Licensee or its Affiliates, at wholesale basis in arms-length transactions to independent retailers or distributors, Licensee Retail Stores and HUGO BOSS Retail Stores, after the deduction of:

a) actual credits for returns that Licensee actually authorizes and receives, not exceeding in any year an amount equal to [***] of Licensee’s total Gross Sales of Licensed Products in such year; and

b) actual, reasonable and normal trade discounts and allowances to independent third parties (including HUGO BOSS Retail Stores but not Licensee’s Affiliates/Licensee Retail Stores) and actual, reasonable and normal volume and early payment rebates to customers that are defined as credits to a customer after delivery and that Licensee actually grants in writing to the extent auditable, not exceeding in any year an amount equal to [***].

1.31 “Net Sales Monthly Statement” shall mean the reporting format for Licensee’s monthly statements as outlined in Annex 6.

1.32 “Net Sales Projection” shall have the meaning as set forth in Clause 5.3.

1.33 “Product Category” shall mean (i) Traditional Watches, (ii) Technology-Enabled Watches, and (iii) Jewelry.

1.34 “RRP” shall mean Licensee’s published recommended retail price for a given Licensed Product in the applicable region.

1.35 “Selective Criteria” shall mean the qualitative and/or quantitative criteria promulgated by Licensee from time to time for the admission of Distributors into, and for their continued membership in, Licensee’s selective distribution network for the resale of the Licensed Products. The Selective Criteria shall initially be as set forth in Annex 12, and any material changes to the Selective Criteria must be approved by HUGO BOSS.

1.36 “Subcategory” shall have the meaning as set forth in Clause 2.5.

1.37 “Technology-Enabled Watches” shall mean smart Watches, software enabled watches and connected Watches, including but not limited to display Watches, analogue-smart watches, hybrid smartwatches, and trackers for men and women bearing the Trademarks on labelling, tags and/or on the products themselves.

1.38 “Term” shall mean the duration of this Agreement, as set forth in Section 19.

1.39 “Term Sheet” shall have the meaning as set forth in the Preface.

1.40 “Trademarks” shall mean the HUGO Trademarks, BOSS Trademarks, and “HUGO BOSS” trademarks as set forth in Annex 1 to this Agreement as well as HUGO BOSS trademarks under application or registration in the future in Nice classes 14 and 35.

1.41 “Traditional Trademarks” shall mean the trademarks “BOSS HUGO BOSS” and “HUGO HUGO BOSS” as set forth in Annex 2 to this Agreement.

1.42 “Traditional Watches” shall mean Watches for men and women bearing the Trademarks and/or Traditional Trademarks on labelling, tags and/or on the products themselves, but excluding Technology-Enabled Watches.

1.43 “Transferred Marketing Spendings” shall have the meaning as set forth in Clause 11.6.

1.44 “Watches” shall mean watches including wristwatches, wall clocks, alarm clocks, and watch straps.

2 Grant of License

2.1 Subject to the terms of this Agreement, HUGO BOSS hereby grants to the Licensee an Exclusive non-transferable license to use the Trademarks for the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale and distribution of Watches and the BOSS Trademarks for the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale and distribution of Jewelry in the License Territory, and in connection therewith, and subject to the terms of this Agreement, to use the reputation and the image of HUGO BOSS and the products of HUGO BOSS.

"Exclusive" shall mean that during the term of this Agreement, HUGO BOSS will not grant any further licenses for the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale and/or distribution in the License Territory of the Licensed Products and/or the HUGO BOSS Designs and moreover will not itself produce and/or distribute any Licensed Products (other than distribution in HUGO BOSS Retail Stores) and/or HUGO BOSS Designs in the License Territory, unless covered by Clauses 2.5 and /or 2.6. Notwithstanding the foregoing, “Exclusive” shall not be interpreted to prohibit HUGO BOSS from itself producing and distributing Jewelry bearing the HUGO Trademarks prior to the HUGO Jewelry Longstop Date (as defined in Section 2.6 below).

2.2 Further, HUGO BOSS grants to the Licensee an Exclusive, non-transferrable license to use the Traditional Trademarks for the sale and distribution of Traditional Watches already manufactured under the Second Licensing Agreement and Term Sheet. This license does not contain the right to create, design or produce new Traditional Watches but shall be limited to the sale and distribution of the existing stock.

2.3 The license granted includes, besides the right to use the Trademarks, the right to use the Trademarks in advertising and PR materials, in promotional materials and on the packaging of the Licensed Products, subject to and within the limitations of the other provisions of this Agreement, in particular Clause 12.

2.4 The license further includes the Exclusive non-transferable right to use the HUGO BOSS Designs and the non-exclusive right to use the promotional material and all associated copyrights, trade dress rights, and other design rights produced by HUGO BOSS according to Clause 12.

2.5 [***]

2.6 Licensee may at any time notify HUGO BOSS that Licensee wishes to launch Jewelry under the HUGO Trademarks (“HUGO Jewelry”). Such notification shall include a reasonably detailed business plan in respect of such launch. HUGO BOSS shall promptly review such business plan and shall approve or disapprove such business plan acting reasonably, in good faith and in a spirit of collaboration. After any such business plan is approved, HUGO BOSS shall discontinue producing and distributing HUGO Jewelry no later than the later of (i) Licensee’s proposed launch date or (ii) the date [***] after the date on which Licensee first furnished such business plan to HUGO BOSS or (iii) after termination or expiration of a third-party license agreement for HUGO Jewelry, which was entered into subject to the terms below (such later date, the “HUGO Jewelry Longstop Date”), whereas HUGO BOSS shall have a sell-off right of [***] after the “HUGO Jewelry Longstop Date. Effective on the date of approval of Licensee’s business plan for the launch of HUGO Jewelry, Section 2.1 above shall be deemed amended to provide that Licensee’s Exclusive license shall encompass HUGO Jewelry. [***]

2.7 Without prejudice to the above, Licensee acknowledges that HUGO BOSS is the firm, business, company and trade name of the HUGO BOSS Group and is not licensed in such capacity or as part of an internet domain name. Therefore, HUGO BOSS and the HUGO BOSS Group are not restricted in the use of their firm, business, company and trade name in any respect. The use of the Trademarks by Licensee on letterhead, forms, business cards, etc. requires the prior written approval of HUGO BOSS.

2.8 It is the intention of the Parties that the Licensee exploits the rights granted hereunder throughout the whole of the License Territory to the extent commercially reasonable. Subject to the terms of this Agreement, it shall be considered commercially reasonable for the Licensee to make use of the license and engage in an active course of distribution and marketing activities in those countries within the License Territory where the HUGO BOSS Group has a significant existing marketing and distribution structure for its core products. However, the Parties agree that Licensed Products shall be distributed, marketed and sold – at a minimum - in the Key Markets.

2.9 Notwithstanding the foregoing, HUGO BOSS retains the right to produce and/or distribute Licensed Products bearing the Trademarks to the extent it in good faith deems such use necessary or useful in order to perfect or preserve its rights in the Trademarks and only to the extent that Licensee has refused or failed to provide HUGO BOSS with the necessary Licensed Products within a reasonable time after written request made to Licensee by HUGO BOSS. All such Licensed Products provided by Licensee to HUGO BOSS shall be under terms of sale that are [***] consistent with Clause 9 hereof. Moreover, nothing set forth herein shall limit in any way HUGO BOSS' right to manufacture and/or distribute and/or grant licenses for manufacture and/or distribution of products other than Licensed Products.

2.10 Licensee had the right to create and sell BOSS Orange Watches under the Second License Agreement. However, Licensee agrees that it has no right anymore for the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale and distribution of any product under the BOSS

Orange trademark. Any remaining stocks of products under the trademark BOSS Orange must be destroyed immediately after the full execution of this Agreement.

3 Subcontractors

3.1 The Licensee may not sublicense the rights granted hereunder, provided however, that the Licensee is entitled to have the Licensed Products manufactured by third parties acting as subcontractors under the provisions stipulated herein. In any case, manufacturers of the Licensed Product are to be considered as subcontractors according to this regulation. Licensee shall inform HUGO BOSS in a timely manner of new subcontractors at the latest [***] after production start.

3.2 Licensee warrants to HUGO BOSS that each subcontractor will be bound to all applicable requirements of this Agreement and will perform all relevant obligations under this Agreement.

3.3 HUGO BOSS may request for cause, upon written notice to Licensee, at any time that a subcontractor shall discontinue the manufacturing of the License Products. It shall be considered as cause if, based on reasonable grounds which shall be set forth in the written notice delivered to Licensee as provided above, it appears likely that the subcontractor engages in acts or omissions that cause or are likely to cause damage to the brands, marketing concept, image or reputation of HUGO BOSS and/or the Trademarks and/or Traditional Trademarks, in particular but not limited to through the production of Licensed Products of inferior quality. The Licensee warrants that its agreements with subcontractors shall provide for immediate termination on the aforementioned grounds in a manner to ensure that the Licensee can comply with its obligations under this Agreement.

4 HUGO BOSS Team

4.1 Licensee shall at all times maintain a product development team of highly experienced and qualified people in charge of the global product, marketing and brand development as well as the overall distribution and sales strategy of the Licensed Products according to the chart in Annex 3, and including [***].

4.2 Licensee shall give due consideration to HUGO BOSS’ input regarding the appointment, or continued support of team members dedicated to the HUGO BOSS Licensed Products. From time to time, the Parties shall in good faith discuss adding additional team members.

4.3 Licensee shall entrust the distribution of the Licensed Products as follows:

▪ [***] The distribution system, as well as the countries included within Licensee’s key market plan and Licensee’s organizational structure with respect to the License Products, are set forth in the Business Plan.

▪ Licensee will select its sales personnel in accordance with and inform its sales personnel of the product philosophy of the Licensed Products as communicated by HUGO BOSS. Upon request by HUGO BOSS, Licensee shall cause its employees who are entrusted with the distribution of the Licensed Products to be trained regularly by HUGO BOSS or by persons or companies instructed by HUGO BOSS. Licensee will require each such employee to abide by such product philosophy.

5 License Fees / Advertising Fees

5.1 [***].

5.2 As compensation for the rights and opportunities for use provided in this Agreement, Licensee shall pay to HUGO BOSS a license fee each year equal to the greater of (i) the amount of [***] of the Net Sales (“License Fee”) (excluding Net Sales derived from sales to HUGO BOSS Group) or (ii) the guaranteed minimum license fee calculated on the basis of the Minimum Net Sales as set forth in the Business Plan in Annex 5 (“Guaranteed Minimum License Fee”).

5.3 Further, Licensee shall pay to HUGO BOSS an Advertising Fee each year equal to the greater of (i) [***] of actual Net Sales in such year or (“Advertising Fee”) or (ii) the guaranteed minimum advertising fee calculated on the basis of the Minimum Net Sales as set forth in the Business Plan in Annex 5 (“Guaranteed Minimum Advertising Fee”).

5.4 The Guaranteed Minimum License Fee and the Guaranteed Minimum Advertising Fee for each year shall be payable in twelve (12) equal monthly instalments throughout such year subject to receipt of an invoice, which can be issued on the last day of each month.

5.5 Transferred Marketing Spendings shall be invoiced immediately upon occurrence or as agreed between the Parties.

5.6 No later than 30 days after the last day of each calendar quarter (April 30, July 30, October 30, and January 31, respectively, or if such date shall fall on a weekend or holiday, the following business day), Licensee shall submit to HUGO BOSS a written statement setting forth the License Fee and Advertising Fee due for the immediately preceding calendar quarter, giving a count [***] of total Licensed Products sold and the applicable Gross Sales, deductions and Net Sales. Based on this statement, HUGO BOSS shall issue invoices for the Advertising Fee and License Fee due for the calendar quarter then ended, which shall be reduced by the amount of Guaranteed Minimum License Fees and Guaranteed Minimum Advertising Fees already paid in respect of such calendar quarter.

After the fourth quarter each year, Licensee shall determine the License Fee and the Advertising Fee due for such year and, where necessary, the difference between the Guaranteed Minimum Annual Fees and the License Fees and Advertising Fees paid for such year.

5.7 Moreover, the Licensee shall submit written Net Sales Monthly Statements of the Gross Sales, deductions and Net Sales of Licensed Products of [***]. This Net Sales Monthly Statement shall be sent to HUGO BOSS no later than [***] days after the last day of the relevant month. Reporting currency will be EUR.

6 Payments / Taxes

6.1 All payments shall be subject to receipt of an invoice. Invoices for the License Fee and Guaranteed Minimum License Fee shall be payable within [***] days. Invoices for the Advertising Fee, Guaranteed Minimum Advertising Fee, Transferred Marketing Spendings, and Signing Fee shall be payable within [***] days.

All License Fees and Advertising Fees shall be paid in Euro. All exchange rates for sales in local currencies to CHF or USD counting towards the calculation of the License Fees and Advertising Fees, shall be made in a transparent and auditable manner. The USD-EUR and CHF-EUR exchange rate for the reporting statements under this Agreement shall be [***].

6.2 Payments shall be made to the following account: [***]

or such other account as HUGO BOSS may from time to time designate to Licensee in writing. Any amounts owing to HUGO BOSS which are more than [***] days past due shall bear interest at a rate of [***].

6.3 All payments to be made by Licensee to HUGO BOSS under this Agreement do not include any VAT (or equivalent sales or turnover tax) and, if applicable, the respective VAT (or equivalent sales or turnover tax) amount shall be added to each amount payable in accordance to the applicable rate and to be paid by Licensee. The Parties shall closely cooperate and assist each other in order to avoid any withholding taxes or reduce the amount of withholding taxes to the extent permitted by applicable laws. To the extent that Licensee is required to withhold taxes on any payments under this Agreement, Licensee shall deduct and pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to HUGO BOSS an official tax certificate or other evidence of such withholding sufficient to enable HUGO BOSS to claim such payments of taxes. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by law, of withholding taxes, VAT (or equivalent sales or turnover tax), or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT (or equivalent sales or turnover tax).

7 Product Development, Product Design

7.1 To ensure the uniformity of upper premium quality and image in all products sold by HUGO BOSS and Licensee and bearing Trademarks or Traditional Trademarks, the principal design guidelines and general structure of the collection shall be provided by HUGO BOSS to Licensee for development of the Licensed Products. Licensee agrees to observe and comply with all such guidelines and briefings and acknowledges HUGO BOSS’ high quality standards and reputation in high end fashion products. HUGO BOSS will notify Licensee in due time when such guidelines will be materially modified.

7.2 [***]each year, the Parties will agree on a timeline for the design approval steps and meetings for the following [***] product releases. Licensee will organise the approval meetings according to the agreed timeline to allow selection discussions and approval of prototypes and creative sketches for all the upcoming collections. Watches and Jewelry for the respective BOSS Trademarks and HUGO Trademarks shall always be discussed during the same meeting.

7.3 At every design approval meeting, and for each of the Licensed Products and/or line/collection of Licensed Products, Licensee will provide HUGO BOSS with:

a) [***];

b) [***];

c) [***]; and

d) [***].

7.4 HUGO BOSS and Licensee can mutually agree to change product development classifications and add/replace wearing occasions. A product calendar will be provided, substantially in the form of Annex 7.

7.5 HUGO BOSS shall, with respect to each submission made by Licensee for approval, notify Licensee in writing without undue delay, and in any event within [***] days, as to whether it approves the submission. Any approval is [***]. Unless HUGO BOSS disapproves any submission with the specified time period, it will be deemed approved. In the event HUGO BOSS disapproves any submission, it will furnish Licensee with the reasons for such disapproval together with notice thereof.

7.6 Licensee shall not proceed with the manufacture of a new product design for any Licensed Product without the written approval of HUGO BOSS as provided hereunder.

7.7 Following approval by HUGO BOSS of any prototype as provided hereunder, Licensee shall provide HUGO BOSS with samples of the Licensed Products from the first production run using the approved designs [***].

7.8 The Parties acknowledge and agree that it is essential to the image and reputation of HUGO BOSS to regularly adjust the range of designs of the Licensed Products (like those of HUGO BOSS and its other licensees) to meet new demands and fashion trends. The intervals of the renewal and expansion of product designs will be mutually determined by the Parties acting in good faith. [***],

HUGO BOSS and Licensee will organise and engage together on design trends research trips, i.e. fairs, HUGO BOSS showroom visits and trend areas in selected locations.

7.9 Licensee shall provide HUGO BOSS, [***] working samples of each launched Licensed Product. For selected advertising, maximum [***] PR & Influencer pieces per year and per Product Category will be provided as per Clause 12.3.

7.10 Licensee shall prepare and submit to HUGO BOSS for review and comment specific non-binding retail price recommendations for the Licensed Products. All comments on non-binding retail price recommendations and any changes thereto must be provided in writing by HUGO BOSS not later than [***] working days after Licensee’s request for input has been submitted to HUGO BOSS. [***]. Nothing contained in this Agreement is intended or will be construed as giving either Party any right of approval with respect to any of the prices at which the other Party sells or offers to sell any of the Licensed Products.

7.11 The Parties shall agree on an annual general launch schedule, and on further seasonal launch schedules based on said annual launch schedule.

8 Quality and Compliance

8.1 The Parties acknowledge that the maintenance of HUGO BOSS’s standards of quality, design and presentation is essential in order to preserve the upper premium prestige of the Trademarks and Traditional Trademarks, the HUGO BOSS Intellectual Property and the goodwill and reputation associated with them. Accordingly, HUGO BOSS shall have control over the quality of the Product and Licensee undertakes to adhere to HUGO BOSS’s reasonable standards of quality in accordance with this Agreement. In furtherance and not in limitation of the foregoing, Licensee shall use all commercially reasonable efforts to ensure that all Licensed Products comply with Licensee’s General Acceptance Requirements for the Licensed Products, the current edition of which is attached hereto as Annex 13.

8.2 The Licensee is obliged to comply with the applicable national laws and international standards and specifications for the manufacture and sale of Licensed Products, including but not limited to the respective customs requirements or health and safety provisions. Licensee ensures that, at all times, its commercial methods in the Licensed Territory comply with the generally accepted standards in the Licensed Territory. The Licensee also undertakes to respect all applicable international treaties and the national legislation in terms of the laws on employment and working conditions, environmental protection, competition and consumption.

8.3 The Licensee agrees to comply with all documents, which are uploaded from time to time on the so called “HUGO BOSS Vendor Management Platform”, being understood that, [***].

8.4 Licensee also undertakes to comply to the standards of quality (including, without limitation, materials, design and workmanship) provided for under the relevant laws in force (as such standards may be mutually updated by the Parties), and safeguard the quality of Licensed Products by means of quality-control measures detailed in Annex 4 and already approved by HUGO BOSS. Any modifications of Annex 4 need the prior written approval of HUGO BOSS. The Licensee shall conduct reasonable and sufficient product safety tests using an accredited test institute such as UL or SGS.

8.5 The Licensee maintains comprehensive records of the development and production of Licensed Products and shall provide such documents to HUGO BOSS upon request, including but not limited to [***]

8.6 Furthermore, the Licensee shall deliver exclusively goods that have not been imported or exported in violation of the Washington Convention on International Trade in Endangered Species (CITES) or Directive EU 338/97 or any other relevant international or national agreements on the protection of endangered species. Licensee shall without being requested to do so present any required permit(s) upon delivery of the goods, in the event that an import and/or export permit is required under the provisions of the above-mentioned endangered species conventions. Licensee guarantees to act in compliance with the relevant provisions.

8.7 Licensee assures to fulfil its obligations according to the respective local packaging ordinance referring to post-consumer packaging placed on the respective local market directly or through its local distributors. [***].

8.8 In order to ensure (i) the quality of the Licensed Products as regulated pursuant to this Agreement, (ii) Licensee’s compliance with applicable laws, regulations and industry standards relating to the Licensed Products, and (iii) Licensee’s compliance with all related material terms of this Agreement, HUGO BOSS, through its employees, may [***].

8.9 In the event that the Parties should determine that Licensed Products produced or in production do not conform to the required specifications under this Agreement or that there are other quality problems with Licensed Products (such problems becoming apparent [***]) each Party shall give written and motivated notice of such objective quality problem to the other Party. HUGO BOSS shall determine, in [***], whether the affected Licensed Products may be sold. In any case in which such a quality problem has been noted, no affected Licensed Products shall be distributed (i) until HUGO BOSS, upon discussing with the Licensee, has approved and monitored modifications to said products or otherwise indicated in writing that the products are acceptable; and (ii) Licensee has adopted any kind of alternative solutions in order to make the Licensed Products saleable, removing the quality problem.

8.10 In the event that quality problems should appear which cannot be solved by the Licensee, HUGO BOSS shall be notified prior to the distribution of these Licensed Products, so that HUGO BOSS can make appropriate decisions that shall be binding upon the Licensee. In any questionable case, these Licensed Products cannot be distributed until HUGO BOSS has approved in writing and monitored the modifications to them. If modifications or improvements are not possible, the affected Licensed Products will be destroyed, with the exception of usable components, giving proof to HUGO BOSS and the costs thereof borne by Licensee.

8.11 The Licensee

a) guarantees that employees of Licensee will not offer, grant or promise any financial or other advantages (e.g. money, gifts, benefits, etc.) to employees of HUGO BOSS or third parties (in particular business partners or civil servants, public employees or other office holders in a position of trust) in return for unfair acts in relation to a decision, task or measure (prohibition of corruption). A person acts in an unfair manner who does not act in accordance with the principle of good faith or performs a task in a legally impermissible manner;

b) shall observe and comply with the applicable competition and antitrust regulations. Improper conduct in the market or towards HUGO BOSS and other market participants is prohibited;

c) shall not support money laundering or the financing of terrorism and shall comply with the national and international regulations applicable in this area; and

d) shall respect and comply with any applicable national and international sanctions and boycotts. Sanctions and similar against the supplier itself or upstream suppliers shall be reported immediately.

8.12 The Licensee undertakes to report violations of the provisions of this clause to HUGO BOSS without delay in order to avoid damage to its reputation or other damage to the detriment of HUGO BOSS. This also applies to violations by affiliated companies of the Licensee (e.g. subsidiary). Violations may be reported to [***].

8.13 In the event of a breach of the provisions of this clause, the Licensee is obliged to support HUGO BOSS in obtaining information concerning the Licensee (including affiliated companies) or its upstream suppliers and to [***]transmit the documents requested by HUGO BOSS in electronic form and English translation. If the responsibility for the violation of the provisions of this clause lies within the sphere of the Licensee, HUGO BOSS shall be entitled to charge the Licensee for its own expenses.

9 Distribution

9.1 Licensee shall be responsible for the distribution of the Licensed Products throughout the License Territory. The Parties agree that the Licensed Products shall be distributed through a selective distribution system ensuring that distribution of the Licensed Products meets the image of the Trademarks as well as Traditional Trademarks and complies with the reasonable, generally- applicable sales and marketing policies of HUGO BOSS as well as the Online Guidelines attached as Annex 8.

9.2 Licensee shall prepare and submit to HUGO BOSS for approval a template selective distribution agreement to be used with all distributors appointed by Licensee to distribute the Licensed Products. The selective distribution agreement shall contain all qualitative and/or quantitative criteria for the admission of Distributors to the selective distribution system and shall oblige all Distributors (i) to meet these criteria at all times and (ii) to sell the Licensed Products only to consumers or to other Distributors. All template selective distribution agreements and any changes to an individual selective distribution agreement that alters the

Selective Criteria or may otherwise adversely affect the reputation of the Trademarks and/or Traditional Trademarks must be approved in writing by HUGO BOSS not later than [***] working days after Licensee’s request for approval has been submitted to HUGO BOSS. Licensee acknowledges that in order to preserve the goodwill attached to the Trademarks as well as Traditional Trademarks, the admission criteria shall be designed to ensure that Licensed Products are distributed through the following distribution channels only: [***]

9.3 Within the framework of the Business Plan and based on the Selective Criteria, Licensee shall suggest, and the Parties shall agree on, individual distribution channels (importers, retail dealers, “points of sale”) for the Licensed Products. Without limitation, [***] and Mass Distribution is not considered to be in line with the quality, upper premium prestige and international reputation of the Trademark. As a benchmark, the Licensed Product should be sold preferably to doors that primarily stock premium brands from internationally recognised manufacturers for each of the Product Categories.

9.4 Licensee shall undertake [***] to set up a world-wide selective distribution network within the scope of the rights granted in this License Agreement. Licensee shall enter into separate selective distribution agreements with its wholesale Distributors [***]. No rights or duties shall be derived for HUGO BOSS from the resulting direct contract relationship between Licensee and its Distributors. However, Licensee guarantees that the agreements between Licensee and its Distributors will terminate if this License Agreement between HUGO BOSS and the Licensee terminates for any reason whatsoever. If HUGO BOSS or any of its Affiliates entered into an agreement with such Distributor, and such agreement terminates or expires for whatever reason, the Parties will in good faith discuss whether HUGO BOSS shall terminate its agreement with such Distributor as well, provided, however, that [***].

9.5 Licensee is obliged to terminate its contract relationship with a Distributor with notice of [***] upon request by HUGO BOSS if HUGO BOSS deems that such Distributor no longer meets the Selective Criteria or otherwise repeatedly or materially breaches its obligations under the selective distribution agreement. In addition, Licensee is obliged to terminate its contract relationship with a Distributor with immediate effect if HUGO BOSS has a reasonable basis to believe that the further collaboration with such Distributor will provide serious damages to the reputation and image of the Trademarks and/or the Traditional Trademarks. Licensee warrants that such a remedy and termination clause will be provided for in the respective agreements.

9.6 Licensee shall handle all customer inquiries and complaints relating to the Licensed Products in a manner consistent with the manner in which it handles customer inquiries and complaints relating to licensed products it sells at comparable prices under other brand names. Licensee shall provide substantially the same service, warranties, repair and replacement rights to wholesale purchasers and consumers of the Licensed Products as it provides to purchasers of such other products. Licensee shall be solely responsible for all costs associated with the handling of such inquiries and complaints and the provision of such service. The after sales service is subject to the quality requirements as stated in Clause 8 of this Agreement and may be controlled by HUGO BOSS in accordance with the same conditions. Licensee will provide a central contact for all after sales service requests to ensure a smooth coordination and timely processing of all requests.

9.7 HUGO BOSS and Licensee will agree on a minimum of [***]joint market visits to subsidiaries and/or distributors for each year. Licensee shall organize meetings with key representatives of each market to perform a business assessment of each selected market.

9.8 In case Licensee grants return rights to wholesale partners and wholesale partners make use of such return right, Licensee shall either claim back the goods or shall ensure to receive a proof of destruction of the goods.

10 Sales to and by HUGO BOSS

10.1 At the request of HUGO BOSS, Licensee will sell the Licensed Products to HUGO BOSS itself (including HUGO BOSS Retail Stores), to organisations within HUGO BOSS’ distribution network for further distribution to its local customers (e.g. franchising stores, BOSS Shops in Shops, etc.) [***]. The Parties will use their[***] to ensure that the Licensed Products will have a permanent presence in these stores with mutually agreed presentation standards in accordance with the yearly assortment planning aligned between the Parties.

10.2 All sales by Licensee to HUGO BOSS and the HUGO BOSS Group shall generally be at [***]and delivered within the European Union according to the ICC’s INCOTERMS® 2020 [***] and outside the European Union according to the ICC’s

INCOTERMS® 2020 [***], unless expressly agreed otherwise.

10.3 Licensee will grant HUGO BOSS an annual return right (the “Annual Return Right”) in the amount of [***] of the Licensed Products sold to HUGO BOSS’ owned full-priced retail stores.

10.4 Licensee acknowledges that Licensed Products supplied to HUGO BOSS and/or the HUGO BOSS Group, as well as organisations within HUGO BOSS’ distribution network may need to be relabelled. Upon HUGO BOSS’ request, Licensee will use its [***] to provide labels which meet HUGO BOSS’ labelling requirements.

10.5 Licensee shall not materially breach the applicable terms and dates of delivery and shall in a timely and complete manner inform HUGO BOSS of any material problems which arise in connection therewith, particularly delivery delays.

10.6 Licensee shall inform HUGO BOSS every season about the changes of the assortment such as carry over and phase-out products. Dates need to be mutually agreed but are expected to occur in [***].

10.7 [***], Licensee will provide a phase-out list of the discontinued styles [***]. HUGO BOSS’ owned full-priced retail stores shall be free either (i) to return the discontinued styles to Licensee in saleable condition, in which case such returns shall count against the Annual Return Right, or (ii) to transfer the discounted styles directly to HUGO BOSS’ Outlet Stores (“Full-Price to Outlet Transfers”). In case of any Full-Price to Outlet Transfer, a total discount of [***] shall apply, and Licensee shall, promptly after receiving written notice of such transfer containing such information as Licensee shall reasonably require, issue to HUGO BOSS a credit for [***] (representing the difference between the price originally paid by HUGO BOSS as specified by the immediately preceding paragraph and the price calculated using the [***] discount specified by this paragraph).

10.8 Licensee will grant a discount of [***] on RRP on Licensed Products to be sold at HUGO BOSS’ Outlet Stores (excluding Full-Price to Outlet Transfers). The Parties will use their [***] to ensure that the Licensed Products will have a permanent presence in these stores with mutually agreed presentation standards. There are no return rights from HUGO BOSS’ Outlet Stores.

11 HUGO BOSS Marketing

11.1 With regard to the general HUGO BOSS marketing activities, HUGO BOSS alone is in charge of all activities including all marketing, advertising (e.g. newspapers, magazines, billboards, TV, radio, online, social media) and promotional as well as sport and art sponsoring activities.

11.2 Within the framework of the Business Plan, marketing and advertising activities by HUGO BOSS in connection with the Licensed Products shall be agreed upon with the Licensee, with both Parties acting reasonably. If the Parties do not agree, [***], until a reasonable understanding between the Parties is reached. The Parties shall inform each other regularly about the implementation of the Business Plan.

11.3 Subject to the provisions of clauses 11.2 and 11.5, HUGO BOSS is in charge of the conception, design, execution, and payment of the global above-the-line communication channels, meaning print (e.g. newspapers, magazines), out-of- home (e.g. billboards), TV, radio, online, social media, paid media (paid social, paid display advertising, paid native advertising), app, newsletters, and websites, which highlights the Product Categories (“Above-the-Line Activations”). A Product Category is considered highlighted if the Product is [***].

11.4 HUGO BOSS shall receive an Advertising Fee or Guaranteed Minimum Advertising Fee. Such fee shall be used to contribute to the costs for the Above- the-Line Activations. Licensee shall timely and regularly inform HUGO BOSS about the projected License Fees to allow HUGO BOSS to project and spend the Advertising Fee in a given year. The information and projections shall be as precise as possible to ensure that the unspent amount, if any, does not exceed [***] of the agreed annual amount and will be spent [***].

11.5 Subject to the provisions of clause 11.2 and the below provisions of this clause 11.5, HUGO BOSS is further in charge of the conception, execution, and post- production of the following content creation, featuring and/or highlighting the Product Category:

▪ Campaign shootings (concept, organization, execution);

▪ Product still lifes, which will be shown along the main fashion campaign (concept, organization, execution); and

▪ Negotiation and contracting with celebrities, famous athletes, or other comparable talents, which are also part of the main fashion campaign (hereinafter “HB Category Content”).

The Parties shall agree on deliverables to be produced by HUGO BOSS and to be provided to Licensee. The Parties acknowledge that deviations from the agreed deliverables may occur during the creative process and that such deviation shall not be a breach of a contractual obligation. In case of substantial deviations from the agreed deliverables, the Parties shall agree on a solution both acting [***].

In case HUGO BOSS does not wish to create the HB Category Content, [***].

11.6 The costs for the HB Category Content shall be borne by [***]. The Parties shall agree on costs to be covered by Licensee beforehand (“Transferred Marketing Spendings”).

12 Licensee Marketing

12.1 Licensee is in charge of the conception, execution, and post-production of the following content creation: Product still lifes, beauty and pack shots (not on a model), which are intended for wholesale and pure online retail activations as well as product catalogues or cooperative advertising.

12.2 Licensee is responsible for the global conception, design, and execution and shall cover the cost for below-the-line activations meaning sales promotions tools (give- aways, catalogues, bags, gift boxes), corporate posters, exhibitions/fairs/trade shows, showrooms, public relations (for events), press relations, corner and shop fixturing, commercial furniture, Point of Sale advertising, signs and markings; visual merchandise with regard to the Licensed Products, i.e. stand-ups, window cards, product displays, other promotional material, catalogues for retailers and/or sales representatives; cooperative online and offline advertising with retailers (“Below-the-Line Activations”). Licensee shall in general use the HB Category Content for all Below-the-Line Activations, unless otherwise agreed between the Parties.

12.3 Licensee shall be responsible for public relations activities with regard to the Licensed Products, i.e. texts, PR shootings, placement in end-consumer press and trade press throughout the License Territory. However, all public relations activities require the prior written approval of HUGO BOSS. In furtherance of the foregoing public relations activities, HUGO BOSS may also conduct PR services. To this end, Licensee shall furnish to HUGO BOSS at its request each calendar year up to [***] units of Licensed Products for HUGO BOSS to use solely in connection with public relations activities promoting the Licensed Products, including, without limitation, gifts to celebrities, press events and other related purposes.

12.4 Licensee shall be responsible for any category specific influencer activations. Any such influencer activation must be approved by HUGO BOSS and HUGO BOSS may provide Licensee pre-approved influencer lists, which Licensee will take into account in good faith when organising such influence activation.

12.5 Licensee may carry out all marketing activities set forth under Clause 12 using its own personnel and at its own cost. In addition, Licensee has the right to work with an external agency for the activities under Clauses 12.3 and 12.4, subject to HUGO BOSS’ prior approval. For the avoidance of doubt, HUGO BOSS shall have an approval right over the selection of such agency. If HUGO BOSS reasonably believes that the latter services cannot be performed by Licensee itself, HUGO BOSS may request that such services be performed by an external agency and Licensee shall be obliged to contract with an external agency.

12.6 Licensee shall be responsible for ad hoc market research dedicated to the Licensed Products and for the conception, design and carry out of point-of-sale activities.

12.7 Licensee shall bear responsibility for all costs for the activities referred to in Clauses 12.1 - 12.6. For those activities Licensee shall spend or cause its distributors to spend at least [***] of the Net Sales throughout the term of this agreement (“Marketing Spending”).

12.8 Licensee will provide HUGO BOSS with [***]Marketing Spending appraisals. The Marketing Spending shall be auditable by HUGO BOSS.

12.9 All Below-the-Line Activations and marketing activities by Licensee are subject to the prior approval of HUGO BOSS, not to be unreasonably withheld. The Parties will consult at least [***], to review the level of actual expenditures for (i) the production and placement of advertising for the Licensed Products in print and electronic media and (ii) the activities set forth under this Clause 12, relative to sales growth, including consideration of whether certain increases in such expenditures are appropriate. Licensee shall provide HUGO BOSS with a detailed appraisal of the previous investment(s) and actions/results obtained by [***]. At the latest by [***], Licensee shall propose for HUGO BOSS’ feedback and input a detailed [***]investment plan, including the on- and offline media/advertising plans directly booked by Licensee or its Affiliates/distributors, by [***], which is mutually to be agreed by the Parties acting reasonably. If the Parties disagree as to whether amendments or increases are appropriate, a top management meeting of the Parties can be called by either Party and the Parties will use their best efforts to resolve such disagreement.

12.10 For the avoidance of doubt, use of the Trademarks on promotional gifts is only permitted upon obtaining the prior written approval of HUGO BOSS.

12.11 The Parties agree that their respective Above-the-Line and Below-the-Line Activations shall benefit all Product Categories in a ratio to be agreed upon by the Parties.

12.12 Licensee will invest additional funds at a minimum percentage of Net Sales as agreed by the Parties to support Licensee’s marketing activities referred to in this Clause 12 in order to ensure driving sales and brand messaging while giving due consideration to prevailing market conditions in each Key Market and to the financial implications for both Parties (“Additional Marketing Investment”). The Additional Marketing Investment is set out for the respective year in the Business Plan in Annex 5. The investment will be covered by a guarantee of Movado Group, Inc., the ultimate mother company of Licensee, as per Annex 9.

Any such Additional Marketing Investment shall be made in close co-operation with and upon prior approval of the marketing plans by HUGO BOSS in [***].

The Additional Marketing Investment referred to in this Clause 12.12 shall not count towards the Marketing Spending.

12.13 Costs incurred by Licensee in connection with customer accommodation or after sales service, customer gifts or invitations, dealers' meetings and training of marketing and sales personnel shall be borne solely by Licensee in addition to the Marketing Spending.

12.14 Licensee undertakes, and shall ensure that its Distributors undertake, to only use the Trademarks and/or Traditional Trademarks in combination with the terms

“watches’ and “jewelry” [***].

13 Business Plan and Action Plan

13.1 The Parties have agreed upon a Business Plan for the period 2022 through [***], as set forth in Annex 5.

13.2 No later than [***] of each calendar year during the term of this Agreement, Licensee shall prepare and present to HUGO BOSS for feedback and input the updated Action Plan.

13.3 HUGO BOSS and Licensee shall agree on the [***] Action Plan in a joint annual strategy meeting. If the Parties cannot agree on the [***] Action Plan, a top management meeting of the Parties can be called by either party and both Parties will use their best efforts to solve the issue.

13.4 On request by HUGO BOSS, Licensee shall inform HUGO BOSS in writing of actions taken and confirm compliance with the individual steps of the [***] Action Plan and the implementation of the planned activities.

13.5 Each [***], Licensee will submit to HUGO BOSS, a schedule showing in detail the projected sales and marketing plans of the Licensed Products for the next following [***].

14 Information, Co-ordination and Co-operation / Audit

14.1 Any and all public statements, publications and information given to third parties concerning this Agreement or the relationship between Licensee and HUGO BOSS generally must be previously agreed upon by the Parties, except where such statements are required by law or government act. However, the Parties shall inform each other of such statements required by law or government act. Normal company information of Licensee and HUGO BOSS that does not contain any statements regarding the contents of this Agreement or its relationship with HUGO BOSS is exempted from this provision.

14.2 Licensee shall refrain from any activity which would reasonably be expected to adversely affect the cooperation of the Parties under this Agreement and any third party licensee of HUGO BOSS with respect to production, distribution, sales and promotion campaigns or any other activity using or in connection with the Trademarks.

14.3 Licensee shall inform HUGO BOSS in a timely manner, if it terminates the collaboration with a distributor.

14.4 HUGO BOSS and the Licensee shall each designate a person at their respective companies to be in charge of the development, design and marketing of the Licensed Products.

14.5 In co-ordination with Licensee, HUGO BOSS has defined all reporting data relevant to HUGO BOSS' quality control of the manufacture, distribution and sale of Licensed Products (Annex 6) and shall specify the frequency with which such data is to be made available. The Parties acknowledge that separate reports are required for Watches and Jewelry. This data must be electronically processed and made available to HUGO BOSS via data transmission in a complete and timely manner. The Parties shall jointly decide on changes to the reporting data format.

14.6 HUGO BOSS may specify and furnish the data processing interfaces necessary for a smooth exchange of data in accordance with Licensee; provided that, in any event, it shall be sufficient if Licensee furnishes the required reporting data to HUGO BOSS via email.

14.7 The Parties will endeavour to keep each other fully informed on a timely basis of all issues that reasonably could be expected to have a material impact on the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale or distribution of the Licensed Products and Licensee shall furnish HUGO BOSS with such reports in respect thereof as HUGO BOSS may reasonably request from time to time.

14.8 In addition, Licensee shall furnish HUGO BOSS with the following management information:

▪ Budget and planning for [***];

▪ [***]reports on problems concerning product quality and customer complaints.

The Parties shall, on a routine basis but no less often than [***], fully inform each other on all other matters, problems and actions which affect the creation, design, production, labelling, packaging, marketing, advertising, promotion, sale or distribution of the Licensed Products.

14.9 During the term of the Agreement and for [***] after its termination, Licensee shall keep complete and accurate records of sales subject to License Fees, Advertising Fees and Marketing Spending, maintain and preserve the underlying documents and permit representative or authorised third parties, e.g. auditing companies, of HUGO BOSS to examine such records, copy them and audit the respective accounting entries in the Licensee’s group books and Licensee’s Affiliates’ books during business hours on at least [***] notice.

14.10 The audit can be conducted in respect of the [***] preceding the date of the audit. The receipt of acceptance by HUGO BOSS of the License Fees, Advertising Fees, Marketing Spending statements or any other statement or any payment shall not preclude HUGO BOSS from auditing or otherwise questioning the correctness thereof at any time during the Term of the Agreement. [***].

14.11 During the course of the audit, Licensee shall provide HUGO BOSS or its representative with the audit reports concerning the annual reports of the Licensee group and all its Affiliates. If for any Affiliate no audit report exists, the Licensee's group auditor shall hand over a financial statement with a review statement (no full scope audit) and confirmation. Furthermore Licensee shall provide a consolidated Net Sales Statement report divided by SKU for each contractual year. These reports shall be only available for the representative or authorised third party of HUGO BOSS and for reconciliation purposes only. Licensee’s local audit team has to fill in and to confirm the AUP (Agreed upon procedure) master file as defined in Annex 10 for each audited Affiliate and for each contractual year. In case there is no AUP, Licensee has to provide the requested data during the auditing process.

14.12 During the course of the audit and for the purpose of the audit of the declaration of the License Fee, Advertising Fee and Marketing Spending, the representative or authorised third parties of HUGO BOSS will have:

▪ access to all relevant information regarding pricing and the price structure within Licensee’s group, i.e. access to all relevant inter-company agreements and relevant third party agreements and

▪ access to information from the IT Systems of Licensee as it is reasonably necessary to check the sales process and other influence on the calculation of the Licensee Fees, Advertising Fees and Marketing Spending.

14.13 The Licensee acknowledges that tracking and verifying Gross Sales, Net Sales, License Fees, Advertising Fees and Marketing Spending for each of the Product Categories and in each of the markets which belong to the License Territory is essential for HUGO BOSS, and will ensure its accounting structure and booking processes allow for traceability of all relevant data. After each audit conducted by HUGO BOSS, Licensee and HUGO BOSS will meet in order to review and discuss the findings and conclusions of the audit. The Parties shall agree on the necessary improvements, changes as well as audited statements to provide with, that should reasonably be made by Licensee in its accounting, reporting and auditing process for Licensed Products. If Licensee fails to make available sufficient information necessary to complete the audit as confirmed by the representative or authorised third party of HUGO BOSS, which relates to more than [***] of the total Net Sales for any audited period of at least [***], then a change in information rights for the audit may be requested by HUGO BOSS, e.g. additional information rights, access rights.

14.14 Licensee confirms by signing this Agreement, that, except for online sales (which needs to be approved by HUGO BOSS), each of Licensee and each of its Affiliates conduct only one kind of business, i.e. no mix between wholesale and retail business within one company. Changes to this structure will be notified to HUGO BOSS without undue delay. In case of an impact on the calculation of the License Fees and Advertising Fees due to the change, an agreement must be reached on the calculation.

14.15 Any shortfall on License and/or Advertising Fees and/or Marketing Spending identified and duly justified during the audit will be paid (or spent, as the case may be) by Licensee not later than [***] after the final audit report submitted by the representative or authorised third party of HUGO BOSS; provided, however, that any payment by Licensee hereunder shall not preclude Licensee from contesting the results of any audit conducted under this Clause 14.

15 Trademarks, HUGO BOSS Designs, Internet Domains, other Intellectual Property Rights and Customer Data

15.1 The Parties acknowledge that the Licensed Products to be sold pursuant to this Agreement may require product names, sub-brands, logos, taglines, campaign slogans, or other designations beyond the Trademarks licensed hereunder. The Parties agree to cooperate in the development of any such product names, taglines, campaign slogans, or other designations, provided however that all such product names, sub-brands, logos, taglines, campaign slogans, or other designations require HUGO BOSS’ written approval prior to implementation.

15.2 As between the Parties, Licensee shall be responsible for the development and legal clearance (including all associated costs) of routine non-trademark product names, taglines, campaign slogans, or other designations. Any distinctive product names, sub-brands, logos, taglines, campaign slogans, or other designations developed for use with the Licensed Products under this Agreement shall be solely owned by HUGO BOSS and shall be automatically included in the definition of Trademarks under this Agreement.

15.3 To ensure that usage of the foregoing product names, taglines, campaign slogans, or other designations are legally compliant and do not create unnecessary infringement or other legal exposure, the Parties shall mutually develop, implement and abide by appropriate usage guidelines for the routine non- trademark product names, taglines, campaign slogans, or other designations, and for the distinctive product names, sub-brands, logos, taglines, campaign slogans, or other designations developed under this Agreement for use with Licensed Products.

15.4 Licensee agrees that HUGO BOSS shall become and remain the sole owner of any HUGO BOSS Designs. To the extent that intellectual property rights in the HUGO BOSS Designs and respective marketing materials are not already the property of HUGO BOSS, Licensee hereby assigns to HUGO BOSS all right, title, and interest in and to all intellectual property rights (including without limitation any and all trade secret, patent, copyright, trademark, trade dress, and design rights) in the HUGO BOSS Designs and respective marketing material. If and insofar as the effective transfer and assignment of rights by Licensee to

HUGO BOSS requires additional assignment or other documentation to be prepared and executed, Licensee agrees that upon reasonable notice it will execute any such assignment or other documentation as needed to achieve a full and effective transfer of such rights. HUGO BOSS shall protect all HUGO BOSS Designs, where it in its own discretion deems appropriate, in accordance with Clause 15 of this Agreement. In addition, HUGO BOSS remains the sole owner of any design for the Licensed Products which was developed by HUGO BOSS. Licensee shall remain the owner of designs proposed to HUGO BOSS but not used on any Licensed Products sold to third parties.

15.5 During the Term of this Agreement, Licensee shall be entitled to use the Trademarks, Traditional Trademarks and HUGO BOSS Designs only as provided herein in connection with the Licensed Products, subject to the terms hereof, and for no other purpose. Upon termination of this Agreement for any reason, Licensee shall immediately discontinue all use of the Trademarks, Traditional Trademarks and HUGO BOSS Designs, except as otherwise provided herein or as otherwise agreed in writing by HUGO BOSS, and thereafter will not, either directly or indirectly, use any other name, title, expression, design or packaging so nearly resembling the Trademarks, Traditional Trademarks, or HUGO BOSS Designs as would be likely to lead to confusion or uncertainty or to deceive the public.

15.6 Licensee agrees that, to the extent such guidelines are not inconsistent with any of the provisions of this Agreement, it will fully comply with any and all reasonable guidelines notified to Licensee by HUGO BOSS regarding the utilisation of the Trademarks and, to the extent licensed under this Agreement, Traditional Trademarks on or in connection with the creation, design, production, labelling, packaging, marketing, advertising, promotion, distribution and sale of Licensed Products, including, without limitation, any Corporate Identity Policies of HUGO BOSS on the use of the Trademarks and Traditional Trademarks.

15.7 The Trademarks, Traditional Trademarks and, subject to Clause 15.4, the HUGO BOSS Designs, whether or not registered by HUGO BOSS, are the sole property of HUGO BOSS. HUGO BOSS warrants that is has the full and exclusive right, power and authority to grant this license for the Trademarks, Traditional Trademarks and the HUGO BOSS Designs to Licensee and that neither this Agreement nor the grant of such license conflicts with or will result in a breach of the terms, conditions, provisions, representations, warranties or covenants contained in any other agreement to which HUGO BOSS, or any of the HUGO BOSS Group Companies, is a party. Licensee recognises the exclusive rights of HUGO BOSS with respect to the Trademarks, Traditional Trademarks and HUGO BOSS Designs and acknowledges that all rights of use of the Trademarks, Traditional Trademarks or HUGO BOSS Designs on or in connection with the Licensed Products by Licensee inure solely to the benefit of HUGO BOSS. The Parties agree that any and all rights to the Trademarks, Traditional Trademarks or HUGO BOSS Designs that may arise from their use by the Licensee shall vest solely in HUGO BOSS. Licensee agrees that it shall take no action that might impair in any way HUGO BOSS' rights with respect to the Trademarks, Traditional Trademarks or HUGO BOSS Designs, including, without limitation, registering the Trademarks, Traditional Trademarks or HUGO BOSS Designs in its own name, or might damage HUGO BOSS' license relationships with third parties with respect to manufacture, distribution or otherwise.

15.8 Licensee is aware that all internet domains incorporating the Trademarks or Traditional Trademarks are the sole property of HUGO BOSS AG, Dieselstrasse 12, D-72555 Metzingen, Germany, and recognises the exclusive rights of HUGO BOSS AG of such internet domains. The Parties agree that the provisions of this Clause 15.8 also apply, mutatis mutandis, to said internet domains. Licensee is further aware that HUGO BOSS is entitled to use such internet domains.

15.9 HUGO BOSS shall have the sole responsibility between the Parties to maintain the Trademarks, Traditional Trademarks and the HUGO BOSS Designs, in particular, to pay all pertaining prolongation fees, initiate and conduct opposition proceedings against similar trademark or design applications, in any applicable country of the License Territory. HUGO BOSS shall do so on its own costs. Licensee agrees to provide any and all information to HUGO BOSS which may reasonably be required in such actions, e.g. invoices to prove use of any given Trademark, Traditional Trademarks or HUGO BOSS Design. Licensee shall give immediate notice to HUGO BOSS of any application or registration of a sign, trade name, trademark, or product packaging or product design which comes to Licensee's attention and which appears to violate any of HUGO BOSS' rights with respect to the Trademarks, Traditional Trademarks, HUGO BOSS Designs or any packaging or product design.

15.10 Subject to this Clause 15.10, HUGO BOSS shall further have the sole right as between the Parties to defend the rights to the Trademarks, Traditional Trademarks, HUGO BOSS Designs and any other rights of HUGO BOSS in any applicable country of the License Territory against third party infringements of the Trademarks, Traditional Trademarks or HUGO BOSS Designs, e.g. counterfeits, use of the Trademarks or Traditional Trademarks, HUGO BOSS product or packaging design without authorization of HUGO BOSS, or of brand names or product or packaging design by third parties confusingly similar to the Licensed Products. Licensee agrees to provide any and all information to HUGO BOSS which may reasonably be required in such actions which HUGO BOSS in its [***] may initiate. In particular, but without limitation, Licensee shall provide prompt notice to HUGO BOSS of products which come to Licensee’s attention and which infringe upon HUGO BOSS' rights, providing the names and addresses of the manufacturer, the supplier or seller, as the case may be, together with bills, receipts and other records, if any. Licensee shall use [***] to develop and implement reasonable measures which shall allow HUGO BOSS to distinguish between genuine Licensed Products and counterfeits. [***]. In addition to that, the Parties will discuss, in good faith, further measures to effectively proceed against counterfeits. Licensee agrees to co-operate fully with HUGO BOSS at [***] of the relevant costs, being agreed that the Parties shall also share [***]the recovery obtained, in any action or proceeding to redress any violations of HUGO BOSS' rights in respect of the Licensed Products pursuant to this Agreement which HUGO BOSS in its reasonable discretion may initiate. Licensee shall give prompt notice to HUGO BOSS of any use of a sign, trade name, trademark, website, or product packaging or product design which comes to Licensee's attention and which appears to be an infringement upon or to violate any of HUGO BOSS' rights with respect to the Trademarks, Traditional Trademarks, HUGO BOSS Designs or any packaging or product design. Nothing set forth herein shall be construed as requiring HUGO BOSS to prosecute any infringements if in its own discretion it decides not to do so.

15.11 HUGO BOSS shall continue to take all reasonable and necessary actions to obtain trademark registrations in those countries of the License Territory, where such registrations for the Trademarks have been applied for but are not yet issued, as identified in Annex 1 to this Agreement. In addition, in the event that HUGO BOSS determines that it is necessary to do so, HUGO BOSS shall take all reasonable and necessary actions to obtain additional registrations for the Trademarks in those countries identified in Annex 1 where such registrations have not yet been applied for. However, HUGO BOSS is not liable for ensuring the successful registration of the Trademarks in these countries. HUGO BOSS shall keep Licensee informed as to the legal status of the Trademarks. HUGO BOSS shall not be liable for ensuring that the Trademarks are utilised in a manner which maintains their protection.

Upon request by Licensee, HUGO BOSS shall take all reasonable and necessary actions to obtain trademark registrations of the Trademarks in other countries of the License Territory not named in Annex 1 to this Agreement, provided that HUGO BOSS accepts no liability for failure to successfully register such Trademarks in such countries.

In the event that trademark registrations for the Trademarks cannot be obtained in a country where, according to this Clause 15.11, HUGO BOSS is to seek such registrations, and such country is specifically mentioned in the Business Plan and the failure to obtain any such registrations has a material adverse effect on Licensee’s ability to sell Licensed Products in such country, the Business Plan shall be adjusted proportionately to reflect the elimination of such country.

15.11.1 Licensee shall use its [***] to assist and otherwise co-operate with HUGO BOSS in applying for and maintaining the registration and protection of the Trademarks or Traditional Trademarks, such efforts to include without limitation, executing any registered user or other agreement or document as may be appropriate, through the making of necessary declarations, delivery of necessary documents and by providing useful or appropriate information. HUGO BOSS shall reimburse Licensee for its out-of-pocket costs incurred therefor.

Licensee shall supply to HUGO BOSS upon its reasonable request copies of invoices and other records of sales for each country where necessary or useful to establish proof of use of the Trademarks or Traditional Trademarks in such countries on the Licensed Products. For this purpose, Licensee shall also regularly inform HUGO BOSS of the countries in which deliveries of the Licensed Products are expected in the then current year.

15.11.2 Licensee agrees that it will be listed as "Registered User" of the Trademarks and/or Traditional Trademarks for the Licensed Products to the extent possible and/or required under relevant local law. HUGO BOSS will reimburse Licensee for its costs incurred therefor.

15.11.3 Licensee agrees: (a) to use the Trademarks and Traditional Trademarks exclusively in the design format indicated by HUGO BOSS, and, to the extent not contrary to any of the provisions hereof, in conformity with the "Corporate Identity Policy" of HUGO BOSS, (b) to designate them with the markings prescribed by HUGO BOSS (such as "(R)" or "Marca registrada," "HUGO BOSS is the registered trademark of HUGO BOSS AG" or the like); provided that no such designation shall be required on the Licensed Products themselves, and (c) to the extent not contrary to any of the provisions hereof, to observe any and all other restrictions and conditions reasonably notified by HUGO BOSS to Licensee, including those which may arise from agreements between HUGO BOSS and any third party.

Licensee shall not itself use the Trademarks or Traditional Trademarks in connection with sub-brands or accompanying brands of Licensee or otherwise in any way not explicitly permitted by this Agreement or HUGO BOSS. In particular, and without limiting the foregoing, designations such as "BOSS HUGO BOSS by ........." are prohibited. All references to the manufacturer and/or Licensee require the prior written approval of HUGO BOSS. Notwithstanding the foregoing, Licensee shall not be prohibited from using model names for individual collections of Licensed Products or from applying for trademark registrations for such model names, provided that Licensee shall be solely responsible for all costs associated therewith.

15.11.4 The Parties acknowledge and agree that, as provided in Clause 15.4, HUGO BOSS is the owner of all rights (including without limitation any and all copyright, trademark, trade dress, and design rights) to the HUGO BOSS Designs and of the designs of the promotional material. HUGO BOSS grants the Licensee for the duration of this Agreement the right of use of these designs for the purpose of this Agreement in the License Territory. Furthermore, except as otherwise provided in Article 18, the Licensee undertakes to no longer use the above-mentioned designs and promotional material after termination of this Agreement.

Notwithstanding and without limiting the foregoing, Licensee shall provide to HUGO BOSS any and all instruments or documents necessary or useful to confirm HUGO BOSS' ownership of such copyright and design rights, including, without limitation, any assignments of rights that HUGO BOSS may reasonably request.

15.11.5 HUGO BOSS shall own all inventions made by Licensee or its employees, whether or not patentable, to the extent based on Confidential Information from HUGO BOSS as hereinafter defined in Clause 16. Licensee shall promptly notify HUGO BOSS of the making of each such invention and shall co-operate in securing to HUGO BOSS the benefits of each such invention throughout the world by executing assignments, patent applications and similar documents necessary for HUGO BOSS to perfect rights in the invention; provided that HUGO BOSS reimburses Licensee all amounts incurred by Licensee in assigning such rights to HUGO BOSS, including, without limitation, any and all amounts Licensee may be required to pay by law to the inventing employee.

15.12 Any and all intellectual property rights in display and sales promotional materials related to the Licensed Products shall be the property of HUGO BOSS. Licensee shall co-operate upon HUGO BOSS’ request in securing to HUGO BOSS the benefits of any such rights throughout the world by executing assignments and similar documents necessary for HUGO BOSS to perfect its rights in such matters; provided that HUGO BOSS reimburses Licensee all disbursements reasonably incurred by Licensee in assigning such rights to HUGO BOSS (including reasonable attorney's fees only to the extent the incurrence thereof by Licensee is reasonably necessary to protect Licensee’s legitimate interests).

15.13 [***]. If necessary a separate agreement shall be concluded with regard to the Technology Enabled Watches.

15.14 The provisions contained in this Clause 15 shall not affect Clause 20.

16 Public Announcements / Confidentiality

16.1 Each Party acknowledges that their relevant holding companies, are listed at the respective competent local Stock Exchange and subject to all the rules and regulations stated for the German and US listed companies respectively.

16.2 Consequently, Licensee informs HUGO BOSS that the information relevant to the Agreement, its execution, expiration or termination, and in particular Confidential Information herein defined, is or may be “price-sensitive” information according to German Law and that the use of such information may be regulated or prohibited by applicable laws relating to insider dealing legislation, and the Parties undertake not to use any Confidential Information for any such purpose. For this purpose, either Party’s press releases and other public announcements related to HUGO BOSS and/or the Licensee in connection with the present Agreement hereunder and otherwise naming HUGO BOSS or the Trademarks, if qualified as price sensitive under German Laws, shall be previously and mutually agreed between the Parties and handled in accordance with the applicable laws and regulations. To the extent that any such announcement is required by securities or other laws of general application, neither Party shall unreasonably withhold, delay or condition such consent.

16.3 Furthermore, the Parties agree that communication, in case of product liability matters, non-compliance with quality or safety regulations, or any other communication concerning the Licensed Products and/or the Parties, will be previously agreed upon by the Parties and handled by HUGO BOSS or, as the case may be and upon prior approval of HUGO BOSS, handled by the Licensee directly in case the business relation to the clients and the related sales are concerned. Each Party shall timely inform the other Party of any steps taken. To this purpose, each Party undertakes to deliver to the other, upon request, any and all relevant information which shall not be unreasonably withhold or delayed.

16.4 The Parties agree to use all Confidential Information (as hereinafter defined) of the other Party provided to it or obtained by it pursuant to this Agreement only in its capacity as Party to this Agreement and as contemplated in this Agreement. "Confidential Information" shall mean any and all technical data, knowledge or information, trade secrets or advice relating to the design development, manufacture, assembly, use, sale, and customer servicing of the Licensed Products and any and all information concerning the business of the other Party.

Either Party acknowledges the other Party’s sole rights in the Confidential Information. Either Party shall ensure that, without the prior written approval of the other Party, no Confidential Information shall be used for any purpose other than as set forth herein or copied or disclosed to any third party during the term of this Agreement or after its termination.

16.5 This confidentiality provision does not apply to information

a) which was or comes into the public domain through no fault of the receiving Party, or

b) which was obtained from a third party legally entitled to use and disclose such information, or

c) the disclosure of which is required by law, or

d) which was already in possession of the receiving Party before closing this Agreement and not otherwise subject to any confidentiality obligation as between the Parties.

Upon termination of this Agreement, either Party shall either return to the other Party, or at the request of the other Party, destroy all Confidential Information in its possession.

17 Other Products

Licensee manufactures and/or distributes watches, jewelry and related products under the third party trademarks listed in Annex 11 hereto. The Parties agree that Licensee may continue to manufacture and/or distribute all existing products if they are sold under the trademarks listed in Annex 11 and Licensee has a current contractual obligation (including renewals of existing contracts) to the licensor of these trademarks to manufacture and/or distribute the products. However, HUGO BOSS shall be informed, if Licensee enters into an agreement with any other third party for the production and/or distribution of watches, jewelry or related products.

18 Liability Issues

18.1 Licensee undertakes to procure that the manufacture of the Licensed Products will neither infringe any trade secret, copyright, registered design or other similar right of any third party nor will the sale of the Licensed Products give rise to any claims by any third party and Licensee shall be responsible for any and all defects in the Licensed Products and in no event shall HUGO BOSS be liable for any direct, indirect, special, incidental or consequential damages or any lost revenues or profits or any other damages arising with respect to the Licensed Products, whether based in contract, tort, breach of express or implied warranty, including without limitation, negligence or product liability.

18.2 If either Party becomes aware of any law, or other rule, regulation or order having the force of law issued by any duly constituted authority having appropriate jurisdiction, in any country included within the Business Plan that would have the effect of making it impractical to sell or to continue selling Licensed Products in or into such country, the Parties shall consult in good faith and attempt to agree on an appropriate adjustment to the Business Plan, including, without limitation, a proportionate reduction in target Net Sales.

18.3 HUGO BOSS will indemnify, defend and hold harmless Licensee, each Licensee Affiliate, and their respective officers, directors, agents, employees, shareholders, legal representatives, successors, Affiliates and assigns, from and against any and all claims, actions, suits, liabilities, damages and expenses (including reasonable attorneys’ fees, costs and expenses) which Licensee or any Licensee Affiliate may incur or be obligated to pay in any action or claim for infringement of any other person’s claimed right to use a trademark or other intellectual property right (except claimed rights relating to the designs of the Licensed Products or to any intellectual property used by Licensee and not granted by HUGO BOSS hereunder) in the License Territory, including such infringements as may be contained in any advertising placed by HUGO BOSS, where such action or claim results from Licensee’s proper use of the Trademarks or other rights (except rights related to the HUGO BOSS Designs) granted hereunder in the License Territory, in accordance with the terms of this Agreement. Licensee will give HUGO BOSS timely written notice of any such claim or action, and thereupon HUGO BOSS will undertake and conduct the defence of any suit so brought. HUGO BOSS further agrees that the provisions contained in this Clause shall survive the termination or expiration of this Agreement.

18.4 Licensee agrees to indemnify, defend and save harmless HUGO BOSS and its officers, directors, agents, employees, shareholders, legal representatives, successors, Affiliates and assigns, and each of them, from any and all claims, actions and suits and from and against any and all liabilities, judgements, losses, damages, costs, charges, reasonable attorneys' fees and other expenses of every nature and character incurred in any action between HUGO BOSS and any third party, relating to Licensee's business and/or with respect to the Licensed Products (including, without limitation, any breach by Licensee of this Agreement). Licensee further agrees that the provisions contained in this Clause shall survive the termination or expiration of this Agreement.

18.5 Licensee will maintain at all times during the Term of the Agreement and for [***] thereafter and provide evidence thereof to HUGO BOSS from time to time upon its request, product liability insurance of a kind and in an amount reasonably satisfactory to HUGO BOSS naming HUGO BOSS as beneficiary as its interests shall appear.

19 Term and Termination

19.1 This Agreement enters into force and effect on January 1, 2022, and, unless sooner terminated as herein provided, expires on December 31, 2026. Between [***] before the final expiration of the Agreement, Licensee may request an extension of this Agreement by submitting to HUGO BOSS [***] (the “Extended Business Plan”) in the format of the Business Plan but covering the period from January 1, 2027 through December 31, 2031 (the “Extension Period”). In such case, the Parties will, no later than June 30, 2026, [***] an extension of this Agreement for the Extension Period i[***]. Such extension (if any) shall be effective only upon the physical or digital signature, extending the term of this Agreement. If [***], the Agreement ends December 31, 2026 at the latest.

19.2 HUGO BOSS may terminate the Agreement if [***]. In this case the notice of termination must be provided in writing no later than [***] before the end of t[***] and will be effective as of the end of the calendar year following the relevant time periods. For the avoidance of doubt, all payment obligations of Licensee under this Agreement shall continue during such [***] period.

19.3 Further, the Agreement may be terminated by either Party upon a notice period of [***] where there are material changes in the ownership composition of the ultimate parent entity of the other Party, i.e. a change of fifty (50) % or more of the voting ownership rights. The right of termination must be exercised within [***] after receiving the information about the material change in ownership composition.

19.4 Notwithstanding the foregoing, HUGO BOSS shall not have any such right of termination where the new owner of Licensee is either [***]

Licensee shall not have any such right of termination where the new owner of HUGO BOSS is either [***]

19.5 After a warning letter with a period of maximum [***] for fulfilling its non- financial obligations set forth in the Business Plan and any further Action Plans as referred to in Clause 13, HUGO BOSS may also terminate the Agreement upon a notice period of [***] of a particular year, if Licensee fails to fulfil its above-mentioned obligations. The right to terminate for cause remains unaffected. Such cause shall in particular exist,

a) in the event of (i) filing by the other Party of a petition in bankruptcy or insolvency,

(i) the appointment of a receiver for the other Party of all or substantially all of its property relevant to the business activities under this Agreement, (iii) the making by the other Party of any assignment or attempted assignment for the benefit of creditors for all or substantially all of its properties relevant to its business activities under this Agreement, (iv) or the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter, if any such proceeding is not dismissed within [***] of institution;

b) if - insofar as not otherwise indicated in this Agreement - the other Party fails to fulfil within [***] a contractual obligation or one undertaken in order to fulfil this Agreement despite prior written notice, or fails to desist from conduct that is in violation of the Agreement within this period;

c) if the other Party is in breach of a material obligation hereunder and fails to remedy such breach (if it reasonably can be remedied) within [***] after receipt of notice thereof from the Party not in breach;

d) without prior written notice, if the other Party has [***]; or

e) [***].

19.6 HUGO BOSS may also terminate the Agreement with a notice period of [***] for cause if Licensee falls more than [***] into arrears in paying the License Fees, the Advertising Fee, or any other financial obligations.

19.7 If Licensee or any of its Affiliates engage in any negligent acts or omissions that cause [***] considerable damages to the reputation or image of the Trademarks or the HUGO BOSS Group, HUGO BOSS may likewise terminate the Agreement without notice and without opportunity for cure.

19.8 Terminations and notices under this provision must be communicated by registered mail or reputable overnight international courier including FedEx, UPS or DHL and email to the addresses mentioned in Clause 21.10, and must (i) state the reason(s) for termination, (ii) cite the relevant clauses of this Agreement, and

(ii) state what cure (if any) is required to avoid termination.

20 Consequences of Termination of the Agreement

20.1 The termination of this Agreement according to one of the above provisions does not release either of the Parties from any of its obligations under this Agreement accrued prior to the date of termination. Upon the justified termination for cause as defined in Clause 19.5 by HUGO BOSS, all earned but unpaid License and Advertising Fees will become immediately due and payable. Further rights of indemnity etc. will not be affected by extraordinary notice of termination, regardless of whether such rights are founded upon the Agreement or in law. The regular or extraordinary notice of termination and termination as such does not in itself give rise to any sort of damages or compensation claims.

20.2 Upon termination of this Agreement, or, if no extension is agreed upon between the Parties in accordance with Clause 19.1 of this Agreement, during the period from [***] (or such earlier date in [***] on which Licensee indicates that it does not wish to extend this Agreement) through the expiration of this Agreement, HUGO BOSS shall have the right to take any actions and make whatever arrangements it may deem appropriate to ensure continuity of distribution of collections for Watches and Jewelry which will follow the last collection under this Agreement, including but not limited to appointing one or more new licensees which shall commence to create, design, produce, label, pack, market, advertise, promote, distribute and sell such collections; provided that [***]until expiration or termination of this Agreement.

20.3 Subject to the following provisions of this Clause 20, on the date of termination or expiration of this Agreement, all rights of the Licensee to use the HUGO BOSS Designs, the Trademarks, Traditional Trademarks or the designations "BOSS" and/or "BOSS HUGO BOSS" and/or any other trademark or intellectual property rights in the design of the Licensed Products or the marketing material belonging to HUGO BOSS shall end. The Licensee shall also cease making any reference to HUGO BOSS and/or its Trademarks or Traditional Trademarks and any reference to previous activity/co-operation for/with HUGO BOSS as Licensee of HUGO BOSS, and will also be responsible therefor on behalf of its subcontractors. Further, the Licensee shall, no later than as of the date of termination of the Agreement, extinguish all Licensed Products "Registered User" registrations at its own cost or - upon the request and at the cost of HUGO BOSS - transfer them, to the extent legally possible, to third persons designated by HUGO BOSS.

20.4 Licensee shall as soon as reasonably practicable, but no later than [***] after expiration or termination, deliver to HUGO BOSS a complete and accurate written schedule of Licensee's and [***] ("Licensee Parties") inventory of all Licensed Products, packaging, labels, marketing materials, and any other materials bearing or displaying the Trademarks, Traditional Trademarks and/or HUGO BOSS Designs, broken down by [***] ("Inventory Schedule"). The lnventory Schedule shall list all inventory at the Licensee Parties' actual manufacturing costs as indicated in the books and records of the Licensee Parties, which books and records shall be made available for inspection by HUGO BOSS. HUGO BOSS has the right to purchase all or some of the inventory listed on the Inventory Schedule at [***]. To exercise such right, HUGO BOSS shall give Licensee written notice of the inventory of the Inventory Schedule HUGO BOSS intends to purchase no later than [***] prior to the effective termination date.

20.5 Licensee shall be permitted to distribute all its remaining Licensed Products not purchased by HUGO BOSS for up to [***] after the termination of the Agreement upon the previously customary conditions and through the previously utilised or similar channels of distribution and Licensee acknowledges that no new accounts may be opened for purposes of sell off without the prior written approval of HUGO BOSS, which may be granted or denied in HUGO BOSS' [***]; provided however that the quantity of Licensed Products Licensee shall be permitted to sell during such nine month period may not exceed [***], and provided further that any quantity in excess thereof and any Licensed Products remaining in inventory after the aforementioned [***] period either will be destroyed (in which event Licensee shall furnish to HUGO BOSS appropriate evidence of such destruction as HUGO BOSS may request) or may be sold by Licensee for an additional period not exceeding [***] through its outlet stores. The marketing, sale, and/or disposal of the inventory shall be subject to and in full compliance with all the terms and conditions of this Agreement. Licensee hereby acknowledges and agrees that it is essential to protect HUGO BOSS' premium brand image, and reputation during the sell-off of inventory and that full compliance with the terms and conditions of this Agreement during sell-off is essential. After the aforementioned [***] period, Licensee shall destroy all remaining inventory and shall furnish HUGO BOSS appropriate evidence of such destruction. Licensee shall account for these sales and pay the computed license fees to HUGO BOSS no later than within [***] after the last such sale. Costs for destruction will be borne by Licensee.

20.6 In addition to its rights under Clause 20.4, in case Licensee has still remaining inventory after the [***] distribution period, HUGO BOSS shall also have the right of election:

a) to purchase the remaining inventory, completely or in part on terms to be mutually agreed upon,

or

b) to request the transfer of the remaining inventory to a third party designated by HUGO BOSS on terms to be mutually agreed upon. These sales will not be subject to the payment of License Fees.

21 Miscellaneous

21.1 Licensee may not assign, delegate to third parties or sublicense rights or duties under this Agreement or assign the Agreement as a whole, without the express prior written consent of HUGO BOSS. This does not apply to an assignment, delegation, or sublicense to any Licensee Affiliate (provided that notwithstanding any such assignment, delegation or sublicense, MGI Luxury Group S.A. shall remain liable for performance of Licensee’s obligations hereunder) or to any change in control otherwise permitted under Clause 19.3 Licensee shall notify HUGO BOSS any such assignment. HUGO BOSS shall not assign any rights or delegate any duties to any party other than an Affiliate.

21.2 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement may be modified, amended or supplemented (including this clause) only by the mutual written agreement of the Parties hereto.

21.3 This Agreement is made and shall be construed in all respects in accordance with the laws of Switzerland, without regard to its conflicts of law principles. The Parties irrevocably agree that all disputes related to this Agreement shall be brought exclusively before the courts of Zurich provided that HUGO BOSS may, but is not obliged to, seek relief in any court located in the place of Licensee's principal place of business.

21.4 In the event any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, unless the unenforceability or invalidity thereof causes a substantial departure from the underlying intent and sense of the remainder of this Agreement, the validity and enforceability of the remaining provisions shall not be affected thereby, except those remaining provisions of which the unenforceable or invalidated provisions comprise an integral part of or from which they are otherwise clearly inseparable. In the event any provision is held unenforceable or invalid, the parties shall use their best efforts to agree upon an enforceable and valid provision which shall be a reasonable substitute for such unenforceable or invalid provision in light of the purpose of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in the Agreement. The same applies if omissions in the

Agreement become apparent. The relevant provision, which is unenforceable or missing, is then to be replaced by a valid provision corresponding to the meaning and purpose of this Agreement.

21.5 The Agreement is executed in duplicate. The following Annexes to this Agreement constitute a part of this Agreement.

Annex 1: Trademarks

Annex 2: Traditional Trademarks

Annex 3: Licensee’s HUGO BOSS Team Annex 4: Action Plan

Annex 5: Business Plan

Annex 6: Net Sales Monthly Statement Template Annex 7: Product Development Calendar Template Annex 8: HUGO BOSS Online Guidelines

Annex 9: Guarantee

Annex 10: Audit Template (AUP)

Annex 11: Licensee’s Existing Licensed Trademarks Annex 12: Selective Criteria for Distributors

Annex 13 Licensee’s General Acceptance Requirements and Brand Elements for the Licensed Products

21.6 No delay or omission by either of the Parties hereto in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy, nor shall it be construed as a bar to or a waiver of any such right or remedy on any future occasion. No waiver by either Party of any provision of this Agreement, or of any breach of default shall be effective unless in writing and signed by the Party against whom such waiver is to be enforced.

21.7 Nothing contained herein shall be deemed to place the Parties in the relationship of employer-employee, partners, joint ventures, or either as agent of the other. Licensee shall not represent itself as the employee, partner, agent or legal representative of HUGO BOSS for any purpose whatsoever and shall have no right to create or to assume any obligation of any kind, express or implied, for or on behalf of HUGO BOSS; provided, however, that Licensee may describe itself as the exclusive licensee of the Licensed Products in the License Territory.

21.8 Notwithstanding the provisions in Clause 21.3 above, HUGO BOSS may enforce its rights under Clauses 15 and 16 and Licensee may enforce its rights under Clause 16, in any court having competent jurisdiction.

21.9 The English language version of this Agreement shall be the definitive version and any issues that may arise in connection with this Agreement or its interpretation shall be resolved by reference only to that version.

21.10 Any notice to be given pursuant to this Agreement shall be written in English and shall be deemed duly given when sent by registered mail or reputable overnight international courier including FedEx, UPS or DHL to the respective address set forth below and by email to the respective email address set forth below confirmed by letter as aforesaid, or to such other address and/or email address as a Party hereto may designate by like notice.

To Licensee:

MGI Luxury Group S.A. Bahnhofplatz 2B

2502 Biel/Bienne Switzerland

Attn: General Manager – HUGO BOSS Watches Email: [***]

Copies to:

Movado Group, Inc.

650 From Road, Ste 375 Paramus, New Jersey 07652 U.S.A.

Attn: Legal Department

Email: [***]

To HUGO BOSS:

HUGO BOSS Trade Mark Management GmbH & Co. KG Niederlassung Zug

Baarerstr. 135

6300 Zug

Switzerland

Attn: Legal Department

Email: [***]

21.11 The obligations of either Party hereunder, except for the obligations of Licensee to pay License Fees, Advertising Fees and other amounts to be paid to HUGO BOSS hereunder, shall be excused for a period equal to the time by which such performance is prevented or delayed as a result of strikes, labour, disputes, acts of God, or any other causes beyond the reasonable control of the Party obligated to perform (a “Force Majeure Event”). Notwithstanding the foregoing, if a Force Majeure Event renders achievement of the Minimum Net Sales set forth in Clause 6.2 for a given calendar year impracticable, the Parties will review the impact of such Force Majeure Event on the market in general and the Licensee’s business in particular, and discuss and in good faith, acting reasonably, agree upon appropriate adjustments to the Guaranteed Minimum License Fee and Guaranteed Minimum Advertising Fee for such contractual year, provided both Parties reasonably consider such adjustments necessary.

Date, 17-Mar-2022 Place Zug Date, 17-Mar-2022 Place Bienne

/s/ Paul Daly /s/ Carey S. Pepper /s/ Pellegrini /s/ Xavier Gauderlot

Managing Director SVP Global Licenses/ Managing Director President International

Managing Director HB TMM

HUGO BOSS TRADE MARK MGI Luxury Group S.A. MANAGEMENT GMBH & CO. KG